Exhibit 21.1
MP MATERIALS CORP.

SUBSIDIARIES

Company	State or Jurisdiction of Incorporation
MP Mine Operations LLC	Delaware
Secure Natural Resources LLC	Delaware
MP Magnetics LLC	Delaware
MP Separations Company LLC	Delaware